UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

URBAN OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Urban Outfitters, Inc. to be held at 10:30 a.m., on Tuesday, May 17, 2011, at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112.

The matters to be considered and voted upon are described in the 2011 Notice of Annual Meeting of Shareholders and the Proxy Statement that accompany this letter. It is important that your shares be represented and voted at the Annual Meeting. Kindly read the attached Proxy Statement and vote your shares over the Internet or, if you received one, by signing and dating the paper copy of the proxy card and returning it promptly.

I look forward to seeing you at the meeting where we will review the business and operations of Urban Outfitters.

Sincerely,

Richard A. Hayne Chairman of the Board

DATE: April 1, 2011

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 17, 2011

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) will be held at our corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, on May 17, 2011 at 10:30 a.m., for the following purposes:

1.	To elect three Class II Directors to serve a term initially expiring at the Annual Meeting of Shareholders in 2014.

2.	To hold an advisory vote to approve executive compensation.

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To consider a shareholder proposal.

5.	To transact such other business as may properly come before the meeting.

The Board of Directors unanimously recommends that you vote “FOR” Proposals 1 and 2, “FOR” a frequency of every three years, for future advisory votes on executive compensation, and “AGAINST” Proposal 4.

The Board of Directors has fixed March 21, 2011 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

Glen A. Bodzy
Secretary

DATE: April 1, 2011

URBAN OUTFITTERS, INC.

5000 South Broad Street

Philadelphia, Pennsylvania 19112-1495

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Urban Outfitters, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 17, 2011 at 10:30 a.m., at the Company’s corporate headquarters, 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112, and any adjournments or postponements thereof. The Company is making its proxy statement and its annual report to shareholders available electronically via the Internet. On April 6, 2011, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report and how to vote online. Shareholders who received the Notice will not receive a printed copy of the proxy materials in the mail, although a proxy card will be mailed separately to each shareholder that beneficially owns more than 1,000 of the Company’s Common Shares, par value $.0001 per share (the “Common Shares”). If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 21, 2011 (“Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 162,773,358 Common Shares outstanding. Shareholders of record on the Record Date may vote by either: (i) Internet on the website specified in the Notice or (ii) marking, executing and returning the proxy card, if a proxy card was received or requested, in accordance with the specifications made on the proxy card. Shareholders who wish to cumulate their vote with respect to Proposal 1, the election of directors, must vote by proxy card. Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

When voting is properly authorized over the Internet or proxy cards are properly dated, executed and returned, the Company’s Common Shares will be voted in accordance with the instructions of the shareholder. Any properly authorized proxy received on a timely basis on which no specification has been made by the shareholder will be voted “FOR” the election of the nominees to the Board of Directors listed in this Proxy Statement, “FOR” the approval of the advisory resolution on executive compensation in Proposal 2, “FOR” the alternative set out on the proxy card to conduct future advisory votes on the frequency of executive compensation every 3 years, “AGAINST” the adoption of Proposal 4, and, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Annual Meeting and any adjournments or postponements thereof. Any shareholder giving a proxy has the power to revoke it prior to its exercise either by giving written notice to the Secretary of the Company, by voting in person at the Annual Meeting, by execution of a subsequent proxy or by granting a subsequent proxy over the Internet.

Presence at the Annual Meeting in person or by proxy of the holders of a majority of the Common Shares entitled to vote is necessary to constitute a quorum. Each Common Share entitles the holder to one vote on each matter presented at the Annual Meeting. Proposal 1, regarding the election of directors, will be determined by a plurality vote, that is, the three nominees for Class II Director receiving the most “FOR” votes will be elected. Proposal 2, regarding the approval on a non-binding, advisory basis of the resolution approving compensation of our named executive officers, will be determined by the affirmative vote of a majority of the votes cast on the proposal. For Proposal 3, regarding the frequency of future advisory votes on executive compensation, the frequency option that receives the plurality of votes cast on this proposal will be deemed the preferred option of the shareholders. Proposal 4, regarding a shareholder proposal, and any other matters that may come before the Annual Meeting will require the affirmative vote of a majority of the votes cast on the proposal. In all matters, an abstention or broker nonvote will not be counted as a vote cast.

PROPOSAL 1.    ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws (the “Bylaws”) establish a classified Board of Directors with classes to be filled by election at the Annual Meeting and to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are six directors divided into three classes designated Class I, Class II, and Class III. The term of office for each Class II director expires at the Annual Meeting; the term of office for each Class III director expires at the 2012 annual meeting of shareholders; and the term of office for each Class I director expires at the 2013 annual meeting of shareholders.

The Nominating Committee and the Board have proposed to nominate a third Class II director, and thereby to increase the size of the Board to seven directors. Three Class II directors are to be elected at the Annual Meeting to hold office until the annual meeting of shareholders in 2014. Two of the Class II nominees are currently serving as directors, and the third would be a new addition to the Board.

Unless otherwise directed, the persons named on the proxy intend to vote all valid proxies received by them “FOR” the election of the listed nominees. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

Shareholders of the Company, as reflected in the Company’s stock records at the close of business on March 21, 2011, may vote at the Annual Meeting. Each Common Share entitles the shareholder to one vote, and shareholders have cumulative voting rights in the election of directors. Cumulative voting entitles the shareholder to that number of votes in the election of directors equal to the number of Common Shares the shareholder owns, multiplied by the total number of directors to be elected. Under cumulative voting, the shareholder may cast the total number of his or her votes for one nominee or distribute them among any two or more nominees as the shareholder chooses. Shares represented by proxies, unless otherwise indicated on the proxy card, will be voted cumulatively in the discretion of the designated proxy. The three nominees in Class II receiving the highest number of affirmative votes cast at the Annual Meeting by the shareholders voting in person or by proxy, a quorum being present, will be elected as Class II directors with a term scheduled to end at the annual meeting of shareholders in 2014.

The nominees for re-election to the Board of Directors to serve as Class II directors are Glen T. Senk and Joel S. Lawson III. The nominee for election to the Board for the first time to serve as a Class II director is Edward N. Antoian. The Board of Directors has determined that two of the nominees, Messrs. Antoian and Lawson, and continuing directors Scott A. Belair, Harry S. Cherken, Jr. and Robert H. Strouse, are independent under the listing standards of the NASDAQ Global Select Market (“NASDAQ”). The Board of Directors believes that all of its current directors and Mr. Antoian, including the three nominees for election, possess personal and professional integrity, good judgment, a high level of ability and business acumen, and further, in the case of Messrs. Senk and Lawson, have performed exceptionally well in their respective time served as directors. The Board also believes that the addition of Mr. Antoian as a new independent director will strengthen the Board.

Nominees/Class II Directors

EDWARD N. ANTOIAN

Mr. Antoian, 55, is a Managing Partner and Senior Portfolio Manager at Chartwell Investment Partners, an investment advisory firm, where he has worked since its inception in 1997. He is also a partner and Chief Investment Officer for Zeke Capital Advisors, a financial advisory firm. In addition, Mr. Antoian is the General Partner of Zeke, L.P., a privately offered long-short equity hedge fund. From 1984 until 1997, Mr. Antoian was the Senior Portfolio Manager of Delaware Management Co. Prior to that, Mr. Antoian worked at E.F. Hutton in Institutional Sales, and as a certified public accountant for Price Waterhouse. Mr. Antoian holds an MBA in Finance and has financial and investment experience as a result of his experience as a CPA, financial advisor and portfolio manager. Mr. Antoian serves as a director for two nonprofit charities. As an independent director, Mr. Antoian would bring his in depth understanding of finance and accounting and provide additional expertise in these areas to the Board.

JOEL S. LAWSON III	Director Since 1985

Mr. Lawson, 63, is an independent consultant and private investor. From November 2001 until November 2003, he also served as Executive Director of M&A International Inc., a global organization of merger and acquisition advisory firms. From 1980 until November 2001, Mr. Lawson was Chief Executive Officer of Howard, Lawson & Co., an investment banking and corporate finance firm. Howard, Lawson & Co. became an indirect, wholly-owned subsidiary of FleetBoston Financial Corporation in March 2001. As the former Chief Executive Officer of an investment banking and corporate finance firm, Mr. Lawson has extensive experience in financial and investment matters, including financial reporting expertise. In addition, as the former Executive Director of a global organization of merger and acquisition advisory firms, he has specialized knowledge regarding mergers and acquisitions. He also holds an MBA degree and serves as a director of a non-profit entity.

GLEN T. SENK	Director Since 2004, CEO

Mr. Senk, 54, has served as Chief Executive Officer since May 2007, and prior to that, as President of Anthropologie, Inc. since April 1994. Mr. Senk was named Executive Vice President of Urban Outfitters, Inc. in May 2002, and assumed responsibility for the Company’s Free People brand in May 2003. Prior to joining the Company, Mr. Senk was Senior Vice President and General Merchandise Manager of Williams-Sonoma, Inc. and Chief Executive of the Habitat International Merchandise and Marketing Group in London, England. Mr. Senk began his retail career at Bloomingdale’s, where he served in a variety of roles including

Managing Director of Bloomingdale’s By Mail. Mr. Senk serves as a member of the Boards of Directors for Tory Burch, Inc. and David Yurman, Inc. and previously served as a member of the Board of Directors for Bare Escentuals, Inc. Mr. Senk also serves on the board of a nonprofit organization. As the Company’s Chief Executive Officer, Mr. Senk brings his intimate knowledge of the Company’s business, operations, and retail industry to the Board of Directors. He also holds an MBA degree.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTOR.

The following directors listed below are continuing directors who are not standing for election at the meeting:

Class I Directors

SCOTT A. BELAIR	Director Since 1976

Mr. Belair, 63, co-founded Urban Outfitters in 1970. He has served as Principal of The ZAC Group, a financial advisory firm, during the last eighteen years. Previously, he was a managing director of Drexel Burnham Lambert Incorporated. Mr. Belair is also a director of Hudson City Bancorp, Inc. (HCBK), and Hudson City Savings Bank, the nation’s largest S&L institution by market capitalization. He holds an MBA degree and has financial and investment expertise as a result of his significant experience as a CPA, financial advisor, and former chief financial officer in the financial services industry, including financial reporting expertise. As a co-founder of the Company, Mr. Belair has been involved with the Company from its inception, and accordingly has a comprehensive understanding of and perspective on its overall business and strategic direction.

ROBERT H. STROUSE	Director Since 2002

Mr. Strouse, 62, serves as President of Wind River Holdings, L.P. Wind River oversees a diversified group of privately owned industrial and service businesses. Through his experience with this private investment company, Mr. Strouse brings to the Board of Directors experience in strategic planning, budgeting, talent recruitment and development, risk management, and corporate development activities. Mr. Strouse is also a former corporate lawyer whose practice, prior to 1998 when he joined Wind River, focused on mergers and acquisitions, corporate governance and SEC reporting.

Class III Directors

RICHARD A. HAYNE	President and Director Since 1976

Mr. Hayne, 63, co-founded Urban Outfitters in 1970 and has been Chairman of the Board of Directors and President since the Company’s incorporation in 1976. Margaret Hayne, President of Free People, is Mr. Hayne’s spouse. Mr. Hayne’s long tenure leading the Company as

Chairman of the Board and President, in addition to his tenure as Chief Executive Officer until May 2007, makes him uniquely qualified to serve as a director. Mr. Hayne brings to the Board his leadership skills and Company and industry expertise.

HARRY S. CHERKEN, JR.	Director Since 1989

Mr. Cherken, 61, has been a partner in the law firm of Drinker Biddle & Reath LLP in Philadelphia, Pennsylvania since 1984, is a former managing partner of that firm, and until January 2007 served as Co-Chair of its Real Estate Group. As a real estate lawyer with over 30 years experience representing public and private companies in the acquisition, construction, development, financing, leasing, management, consolidation, and disposition of commercial real estate, he has extensive experience with real estate transactions, including negotiating real estate transactions and leases on behalf of the Company. Mr. Cherken also holds a Masters in Liberal Arts degree and serves as a trustee of various not for profit institutions.

CORPORATE GOVERNANCE AT URBAN OUTFITTERS

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman of the Board, Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without the participation of management or employee directors.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a majority of the members of the Board should be independent. We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules regarding corporate governance policies and procedures. Our corporate governance documents comply with all applicable requirements.

In accordance with our Bylaws, our Board of Directors has specified that, as of the date of our Annual Meeting, the number of directors will be set at seven. Four of our six current directors are non-employee directors, and nominee Mr. Antoian is also not an employee of the Company, and the Board of Directors has determined that each of the four current non-employee directors, and Mr. Antoian, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each meets the objective requirement of “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these four directors is, and, if elected, Mr. Antoian would be, an “independent” director under the standards currently set forth in the NASDAQ Marketplace Rules. The directors who are not independent are Richard A. Hayne and Glen T. Senk. See also “Committees of the Board of Directors—Audit Committee” below.

Although the Board of Directors does not combine the role of Chairman of the Board of Directors (“Chairman”) and the role of Chief Executive Officer, Richard A. Hayne, the current Chairman, is also an executive officer of the Company, serving as President. The Board of Directors believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hayne is the co-founder of the Company and has been its Chairman since the Company’s incorporation in 1976, and as such the Board of Directors believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for the Company at the board level. Mr. Hayne has been instrumental in the Company’s historical success, and is in large part responsible for the Company’s substantial growth since its inception.

The Board of Directors believes that the Company’s corporate governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors, and includes several effective oversight mechanisms, including: (i) the Board of Directors is comprised of a majority of independent directors, with the Chief Executive Officer and the President/Chairman as the only management directors; (ii) following most board meetings, the independent directors meet in executive session without the Chief Executive Officer and the President present to review, among other things, the performance of the Chief Executive Officer and the President; and (iii) various committees of the board perform oversight functions independent of management, such as overseeing the integrity of the Company’s financial statements, senior executive compensation (including the compensation of the Chief Executive Officer and the President) and the selection and evaluation of directors, and these committees are comprised of only independent directors. Accordingly, the Board of Directors believes that requiring that the Chairman be a non-management director would weaken the Company’s leadership structure without providing any added benefit beyond that already achieved by its existing governance structure.

The Board of Directors has not designated a “lead independent director” as it is satisfied with the current structure having Mr. Hayne serve as Chairman and believes that structural changes at this time are not warranted or desirable. The Company currently has a relatively small Board of Directors, comprised of six members and including four independent directors who have served together successfully since 2002, with three of the four having served together successfully since 1989. The Audit Committee, Compensation Committee, and Nominating Committee are each comprised solely of independent directors and are each chaired by a different director, thus providing different directors with leadership opportunities and promoting the potential for differing perspectives and styles in these three key areas of governance. Based on the relatively small size of the board, the longstanding history of our independent directors serving on the board together, and the corporate governance and committee structure currently in place, the Board of Directors has determined that each independent director plays an equally important role and that designating one as the “lead independent director” would serve no additional benefit beyond that already achieved by our existing governance structure. Further, the Board of Directors believes designating a “lead independent director” could inhibit the free flow of ideas among the independent directors; currently no one person is expected to dominate or carry additional responsibility or authority aside from the roles of committee chairs, and the Board believes that this has been and continues to be the best approach for the Company.

During the Company’s fiscal year ended January 31, 2011 (“Fiscal 2011”), the Board of Directors held four meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he sits.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee. The charters of these committees have been approved by our Board of Directors and are available on our corporate website (www.urbanoutfittersinc.com).

The following table presents information regarding the membership of our Board Committees as of the date of this Proxy Statement.

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING COMMITTEE
Scott A. Belair	+	+X
Harry S. Cherken, Jr.			+
Joel S. Lawson III	+X	+
Robert H. Strouse	+	+	+X
Number of Meetings in Fiscal 2011*	8	4	6

+	Member
X	Chairperson
*	In addition, the Committees also from time to time acted by unanimous written consent.

Audit Committee

The Audit Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Audit Committee with any recommended changes approved by the Board of Directors. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to: (1) appoint (and terminate), compensate, and oversee the work of the independent accountants, including the audit plan, scope and procedures; (2) pre-approve, in accordance with its pre-approval policies, all audit services and permissible non-audit services provided by the independent accountants to the Company; (3) confirm and assure the independence of the independent accountants by reviewing and discussing the formal written statement and other periodic written reports received from the independent accountants regarding their objectivity and independence, including statements concerning other relationships and services that may affect their independence; (4) set clear hiring policies for employees and former employees of the independent accountants; (5) consider and review with the independent accountants, the Company’s internal audit department, and management, the adequacy and effectiveness of the Company’s internal controls, including processes for identifying significant risks or exposures (as further discussed in “—Risk Management” below), and elicit recommendations for the improvement of such internal control procedures where desirable; (6) review with the independent accountants and management (i) the Company’s financial reporting (including financial statements and related footnotes), (ii) any significant changes required in the independent accountants’ audit plan, (iii) any material difficulties or disputes with management encountered during the course of the audit, (iv) other matters related to the conduct of the audit, (v) any material written communications provided by the independent accountants to management, and (vi) any legal and regulatory matters that may have a material impact on the financial statements; (7) review the appointment, replacement, reassignment or dismissal of management of the Company’s internal audit function; (8) review and approve all related party transactions; (9) establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding these issues; (10) report committee actions to the Board with such recommendations as the committee may deem appropriate; (11) prepare the audit committee report required to be filed with the SEC; (12) review and reassess the adequacy of the Audit Committee’s Charter annually and submit recommended amendments to the Board for approval; (13) investigate any matter brought to its attention within the scope of the Audit Committee’s duties, with the power to retain and determine the appropriate compensation for independent legal, accounting, financial and other advisors as the committee may deem necessary or appropriate to carry out its duties, at the expense of the Company; and (14) enforce the Company’s Code of Conduct and Ethics. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules. In addition, the Board of Directors has determined that each of current directors Joel S. Lawson III and Scott A. Belair, and director nominee Edward N. Antoian, qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC. The Board of Directors has also determined that Mr. Antoian meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the listing standards of the NASDAQ Marketplace Rules.

Compensation Committee

The Compensation Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Compensation Committee with any recommended changes approved by the Board of Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board on the administration of compensation plans and the compensation of executives at specified salary levels; formulates, evaluates and approves the compensation of the Chief Executive Officer; selects participants and determines when options and other equity-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award; provided, however, that the Chairman has discretionary authority to grant awards that cover 40,000 or fewer Common Shares under each of the Company’s 2008 and 2004 Stock Incentive Plans to individuals not subject to Section 16 of the Securities Exchange Act of 1934, as amended. In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules. For a discussion of the role of executive officers and compensation consultants in determining executive and director compensation, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Design of Compensation Program” and “—Role of Executive Officers in Establishing Compensation.”

Nominating Committee

The Nominating Committee operates under a written charter that has been approved by the Board of Directors. The Charter is reviewed annually by the Nominating Committee with any recommended changes approved by the Board of Directors. The Nominating Committee, in consultation with our Chairman: (1) recommends to the Board for its selection (i) potential nominees for director to stand for election at the Company’s annual meeting of shareholders, including without limitation, those proposed by shareholders, and (ii) individuals to be considered by the Board of Directors to fill vacancies; (2) establishes criteria for selecting new directors; (3) conducts, or causes to be conducted, background and qualifications checks of new director candidates; and (4) evaluates directors before nomination for reelection. The Board of Directors has determined that each member of the Nominating Committee is independent under the independence standards currently set forth in the NASDAQ Marketplace Rules.

Director Nominations

The Nominating Committee recommends director nominees to the Board of Directors. The Nominating Committee seeks individuals who are qualified to be directors based on the committee’s judgment of the potential candidate’s experience, skills and knowledge of business and management practices. If needed, the Nominating Committee will use a third party search firm to assist in finding director candidates. No third parties were engaged to evaluate or assist in identifying potential director nominees in Fiscal 2011.

The Nominating Committee considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills resulting in the ability for naturally varying perspectives among the Board of Directors while simultaneously providing skills that complement the full board so that the board, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

As currently constituted, the Board of Directors consists of directors with several different areas of expertise and different perspectives; for example, it includes a director who is a co-founder of the Company with financial advisory expertise, the head of a private investment company, a private investor with a background in international mergers and acquisitions and investment banking, a lawyer specializing in real estate, the Company’s current Chief Executive Officer, and the Company’s current President, who is also a co-founder of the Company and former chief executive officer.

In Fiscal 2011 the Nominating Committee undertook a search to identify candidates to serve as a seventh director on the Board of Directors. The Nominating Committee conducted a search to find a candidate that would meet the requirements to serve as an independent director and an Audit Committee member. Additionally, the Nominating Committee was seeking an individual who would meet the heightened requirements to serve as an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC. After a thorough search, the Nominating Committee determined that it is in the best interests of the Company to nominate Mr. Antoian based on his substantial knowledge of financial reporting matters, extensive investment experience and his satisfying the additional independence standards for the Audit Committee. Mr. Antoian was recommended to the Nominating Committee by one of the directors of the Company.

The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted prior to the shareholder proposal date referred to in the “Proposals for 2012 Annual Meeting” section of this Proxy Statement (the “Proposals Section”), provided such recommendations comply with the advance notice procedures in the Company’s Bylaws, which are summarized in the Proposals Section. Shareholders may submit director recommendations in writing to the Nominating Committee, at Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, PA 19112. Such recommendations must also include: (i) sufficient biographical information about the proposed nominee to permit the Nominating Committee to evaluate his or her qualifications and experience, and (ii) the nominee’s consent to being named in the Proxy Statement and to serving as a director if elected.

Risk Management

The Board of Directors is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee, pursuant to its Charter, considers and reviews with the Company’s internal audit department, independent public accounting firm, and management, the adequacy of the Company’s internal controls, including the processes for identifying significant risks or exposures, and elicits recommendations for the improvements of such procedures where desirable. In addition to the Audit Committee’s role, the full Board of Directors is involved in oversight and administration of risk and risk management practices by overseeing members of senior management in their risk management capacities, regularly reviewing and analyzing the Company’s investment portfolio and accompanying risk levels, and reviewing and analyzing inventory risk each quarter as part of the review of quarterly financial statements. Members of the Company’s senior management have day-to-day responsibility for risk management and establishing risk management practices, and members of management are expected to report matters relating specifically to the Audit Committee directly thereto, and to report all other matters directly to the Board of Directors as a whole. Members of the Company’s senior management have an open line of communication to the Board of Directors and have the discretion to raise issues from time-to-time in any manner they deem appropriate, and management’s reporting on issues relating to risk management typically occurs through direct communication with directors or committee members as matters requiring attention typically arise.

In addition to the Audit Committee, the Compensation Committee considers the risks that may be implicated with executive compensation, as discussed in “Executive Compensation—Compensation Discussion and Analysis—Performance Bonuses—Setting Performance Criteria and Targets.”

Communications with Directors

Shareholders may communicate with members of the Company’s Board of Directors by writing, as applicable, to the full Board of Directors, a particular committee or a specific director at Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112. The Company’s telephone number is (215) 454-5500 and its fax number is (215) 454-4660.

Annual Meeting

Pursuant to the Company’s policy, the directors are expected to attend the Company’s annual meetings of shareholders. All six of the Company’s current directors attended last year’s annual meeting of shareholders.

Code of Conduct and Ethics

The Company has had a written code of conduct for a number of years. Our Code of Conduct and Ethics applies to the Company’s directors and employees, including our President, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code includes guidelines relating to compliance with laws, the ethical handling of actual or potential conflicts of interest, the use of corporate opportunities, protection and use of the Company’s confidential information, accepting gifts and business courtesies, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Code of Conduct and Ethics is available on the Company’s website at www.urbanoutfittersinc.com. The Company intends to post any amendments to its Code of Conduct and Ethics on its website and also to disclose any waivers (to the extent applicable to the Company’s President, Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on a Form 8-K within the prescribed time period.

PROPOSAL 2.    ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Securities and Exchange Commission adopted final rules on January 26, 2011 to implement Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Final Rules”) requiring public companies to provide shareholders with periodic advisory votes on executive compensation (“Say-on-Pay Proposal”).

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our shareholders to approve our named executive officer compensation, as set forth below. We and the Board of Directors welcome our shareholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all shareholders. As an advisory vote, however, the outcome is not binding on us or the Board of Directors.

As described in detail under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level and its objective to maximize shareholder value and grow the Company’s brands, both in the short-term and the long-term. The Company also seeks to reward executives through annual performance-based compensation based on the achievement of specific goals. Please read the “Compensation of Executive Officers—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the Fiscal 2011 compensation of our named executive officers. Specifically, we are seeking a vote on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION ABOVE TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 3.    ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Securities and Exchange Commission also adopted Final Rules requiring companies to hold an advisory vote on the frequency of Say-on-Pay votes (“Frequency Proposal”).

The Company is presenting this Frequency Proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a Say-on-Pay Proposal, similar to Proposal 2, in our proxy statement. While this say-on-frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal in determining how frequently we will hold Say-on-Pay votes.

Please note that as a shareholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every year, every other year, every third year, or to abstain from voting.

In connection with the Frequency Proposal, the Board of Directors has considered the value of shareholder input, the Company’s long-term goals, the executive compensation structure based on long-term performance of the Company, and the time necessary to implement and evaluate effective changes in compensation structure. The Board of Directors believes an advisory vote every three years will provide an effective way to obtain information on shareholder sentiment about our executive compensation program by allowing adequate time for the Company to respond to shareholders’ feedback and engage with shareholders to understand and respond to the vote results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE 3 YEAR ALTERNATIVE SET OUT ON THE PROXY CARD.

PROPOSAL 4.    SHAREHOLDER PROPOSAL

Calvert Asset Management, Inc. (“Calvert”) and Connecticut Retirement Plans and Trust Funds (“CRPTF”), as co-sponsor, have given notice that they intend to present the proposal set forth below for action at the Annual Meeting. The Company will promptly provide the shareholders’ names, addresses and number of Common Shares held to any shareholder upon receiving an oral or written request. See “Corporate Governance at Urban Outfitters—Communications with Directors” for the Company’s telephone number and address.

Shareholder Proposal and Shareholders’ Supporting Statement

BE IT RESOLVED: That the Board of Directors consistent with their fiduciary duties:

1.	Take every reasonable step to ensure that women and minority candidates are in the pool from which Board nominees are chosen;

2.	Publicly commit itself to a policy of Board inclusiveness to ensure that:

•	Women and minority candidates are routinely sought as part of every Board search the company undertakes;

•

The Board strives to obtain diverse candidates by expanding director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments such government, academia, and non-profit organizations; and

•	Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties.

3.	To report to shareholders, at reasonable expense and omitting proprietary information, its efforts to encourage diversified representation on the Board.

Supporting Statement

We believe that diversity is an essential measure of sound governance and a critical attribute to a well-functioning board. We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success, as it increases the likelihood of making the right strategic and operational decisions and catalyzes efforts to recruit, retain, and promote the best people, including women and minorities. We believe director and nominee diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

A growing body of academic research shows that there is a significant positive relationship between firm value and the percentage of women and minorities on boards. This view is strongly supported by many large institutional fund managers, who have successfully petitioned the SEC to require board diversity disclosures aimed at informing the proxy voting process. We believe our company’s current board diversity policies and disclosures limit the company’s definition and understanding of diversity and do not sufficiently address the growing investor demand and interest in this critical corporate governance matter.

In September 2010, SEC Commissioner Luis Aguilar stated “I personally believe that companies that expand their search for new directors to include more women and minorities will find a breadth and depth of talent that will serve to improve their performance and increase the wealth of their investors. To that end, I encourage companies to prioritize and implement practices to increase board diversity. To do this, it is imperative to have processes in place to be able to identify diverse candidates. In today’s environment, diversity in the boardroom is a business necessity that companies need to take seriously.”

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity, are better positioned to generate long-term value for their shareholders. As such, we urge the Board to broaden its pool of candidates and publicly commit to taking steps to establish an inclusive Board.

Board of Directors Response

The Board of Directors and the Nominating Committee believe that the Company’s existing nominating process is designed to identify the best possible nominees for director, regardless of the nominee’s gender, racial background, religion or ethnicity. The Board of Directors acknowledges the benefits of achieving broad diversity throughout the Company, but believes the proposal could impede its ability to select the most suitable and qualified candidates for membership on the Board of Directors and would impose unnecessary administrative burdens and costs.

The Company’s employment policies and practices, including recruitment, promotion and compensation, are guided by the fundamental principle that decisions are made on the basis of whether the individual’s capabilities and qualifications fit the Company’s needs and meet the requirements of the position, without regard to gender, race, religion, ethnicity or other classification. The Company also applies these policies and practices to its selection of directors.

When identifying and evaluating candidates for director, diversity is a part of the overall mix of factors that the Board of Directors and the Nominating Committee have historically considered, and continue to consider. As described under “Corporate Governance at Urban Outfitters—Director Nominations,” in evaluating prospective nominees for the Board of Directors, the Nominating Committee seeks individuals who are qualified to be directors based on the candidate’s experience, skills and knowledge of business and management practices. The Board of Directors and the Nominating Committee consider diversity broadly to include viewpoint, professional experience, individual characteristics, qualities and skills resulting in the inclusion of naturally varying perspectives among the directors. The Board of Directors and the Nominating Committee also consider whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee the Company’s business and serve the long-term interests of our shareholders. For example, the Nominating Committee recommended that the Board of Directors nominate Mr. Edward Antoian for election as a director by the shareholders at the annual meeting in 2011, based on the need for a director who has substantial knowledge of financial reporting matters, extensive investment experience and the ability to serve as an independent director meeting the additional independence standards for the Audit Committee. Finally, the Board of Directors and Nominating Committee believe that no single criterion, category or trait, such as gender or minority status, is determinative in obtaining diversity on the Board of Directors.

The Company’s approach is consistent with amendments the SEC adopted to its rules governing proxy statement disclosure. The amendments, which were adopted in December 2009, require companies to disclose whether, and if so how, their nominating committees consider diversity in identifying nominees for director. In its adopting release, the SEC explicitly acknowledged that companies may define diversity in different ways. The SEC states:

“We recognize that companies may define diversity in various ways, reflecting different perspectives. For instance, some companies may conceptualize diversity expansively to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, while others may focus on diversity concepts such as race, gender and national origin. We believe that for purposes of this disclosure requirement, companies should be allowed to define diversity in ways that they consider appropriate. As a result we have not defined diversity in the amendments.”

The Board of Directors and the Nominating Committee seek qualified candidates for director, and consider diversity as a factor, but believe that Proposal 4 is unnecessarily restrictive and would not maintain the necessary flexibility in the nominating process to ensure that the most qualified available candidates are selected as directors in light of the Company’s evolving needs and circumstances. In addition, the reporting obligations contemplated by Proposal 4 would be expensive and time consuming, without any corresponding benefit to our shareholders. The Board of Directors believes that the Company’s existing nominating process, including the factors considered by the Nominating Committee in evaluating director candidates, is the best approach. The imposition on the nominating process of gender and minority requirements and affirmative search obligations would undermine the Company’s holistic evaluation of candidates, unduly restrict the Nominating Committee in the performance of its duties and add administrative burdens and costs, without necessarily resulting in the selection of the best director candidates for the Company.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal 4. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has otherwise indicated in voting the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached notice and customary procedural matters. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules and regulations of the SEC, in accordance with the judgment of the persons voting such proxies.

COMPENSATION OF DIRECTORS

FISCAL 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Scott A. Belair	100,000	—	234,400	†*	—	—	—	334,400
Harry S. Cherken, Jr.	100,000	—	234,400	†*	—	—	—	334,400
Joel S. Lawson III	100,000	—	234,400	†*	—	—	—	334,400
Robert H. Strouse	100,000	—	234,400	†*	—	—	—	334,400

†

The aggregate grant date fair value (the “Aggregate Fair Value”) of the options granted on May 18, 2010 was $11.72 per share and was calculated using a Lattice Binomial Model for those grants issued in Fiscal 2011. The May 18, 2010 Aggregate Fair Value was $234,400 (20,000 shares x $11.72 per share) for each optionee. Fiscal 2011 option expense was $158,011 relating to the May 18, 2010 grant and $36,538 relating to a grant made on May 19, 2009. The options granted on May 19, 2009 had a Fair Value of $6.56 per share, which was also calculated using a Lattice Binomial Model during Fiscal 2010. For a discussion of the assumptions utilized in the Lattice Binomial Model in Fiscal 2011 and Fiscal 2010, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on form 10-K, as filed with the SEC on April 1, 2011.

*	At the end of Fiscal 2011, none of the 20,000 options from the May 18, 2010 grant were vested.

Each director who is not also an employee of the Company (“Outside Directors”) is paid two cash installments consisting of (i) a $50,000 payment following the Company’s annual meeting of shareholders, and (ii) a $50,000 payment in February following completion of the fiscal year.

During Fiscal 2011, the Company granted, on a discretionary basis, each Outside Director the option to purchase 20,000 Common Shares under the Company’s 2004 Stock Option Plan. The exercise price of the non-qualified stock options granted under the Plan was $39.40.

All directors and their immediate families are eligible to receive discounts on our merchandise through use of discount cards issued to them and in accordance with our employee merchandise discount policy.

The Board of Directors believes it is good corporate practice to periodically review and reevaluate the total compensation paid to the Company’s Outside Directors for their service on the Board of Directors, including the cash and equity components of that compensation. The Board of Directors intends to review the compensation paid to the Outside Directors following the Annual Meeting and will make any adjustments it deems appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Company Objectives

The Company’s compensation program is designed to attract, retain, and motivate executive and key employee talent in support of its primary objective of building compelling brands that connect with the customer on an emotional level. The Company believes that delivering value to the customer by excelling at ‘experiential retailing’ is the foundation for the long-term maximization of shareholder value.

Design of Compensation Program

General

In furtherance of our primary objective, our compensation program is designed to motivate executives to maximize shareholder value and grow our brands, both in the short-term and the long-term, by rewarding executives for doing so. Our compensation program seeks to establish balanced performance metrics that promote disciplined progress towards longer-term goals and that correlate to the sales and profit objectives of, and appropriate risk to, the Company. The combination of performance-based compensation and equity-based awards, which derive their benefit from increases in shareholder value, provides the majority of our executive officers’ total compensation and furthers our core compensation principle of providing pay for both individual and Company-wide performance. These long standing compensation policies were designed and approved by management, the Compensation Committee or the Board of Directors, as appropriate. We have identified the first step in attaining these objectives as having superior executives in place, and as such, our compensation program’s initial purpose is to attract new candidates and retain the ones we have. This requires our compensation to be competitive in the marketplace. The other step in attaining our objectives is to reward these executives through annual performance-based compensation based on the achievement of specific operating goals that have been determined by the Compensation Committee based on recommendations by the Chairman and the Chief Executive Officer. Moreover, through equity-based compensation, we attempt to align the compensation of our executives with the interests of the shareholders and motivate our executives to achieve the Company’s longer-term goals.

Long-Term versus Currently Paid Out Compensation

Current compensation paid to executive officers includes base salaries, which are paid periodically throughout the fiscal year, and performance bonuses, which are awarded at the end of the year. The Company’s long-term compensation has been comprised of stock options, stock appreciation rights and performance stock units. The Company has long believed that the characteristics of equity-based compensation, particularly the extended vesting periods, leverage and the deferral of taxation until exercise or vesting, are closely aligned with maximizing shareholder value, supporting its long-term growth strategies, and aligning compensation with risk outcomes. The Company believes that the performance stock unit awards made in Fiscal 2009, Fiscal 2010 and Fiscal 2011 share these characteristics and offer the potential for meaningful compensation for superior performance measured over an extended period of time.

The Company does not have deferred compensation plans or programs, or executive retirement plans, because it does not believe that such plans are the best way to support its goal of maximizing shareholder value. Furthermore, the Company believes that there are regulatory and administrative costs involved with the administration of these plans that are not warranted by the benefits they provide. As a matter of practice and philosophy, the Company has significantly limited the scope and value of perquisites provided to executive officers.

The Company’s compensation structure attempts to balance the ongoing cash requirements of the named executive officers for current income with the Company’s desire to create long-term incentives that are directly tied to growth in shareholder value. There is no pre-determined allocation between current and long-term compensation; the Compensation Committee maintains flexibility in this regard. Historically, however, equity compensation has provided the majority of income that named executives have derived from their employment with the Company. In recognition of this, the Compensation Committee takes the performance of the Company’s Common Shares (and therefore the perceived value of them to the executive) into consideration when making compensation decisions for each executive. Different positions may yield a different balance between cash and equity compensation in light of what the Compensation Committee decides will best further the Company’s objectives. For example, a brand divisional President has maximum bonus potential that exceeds base salary. This reflects the Company’s emphasis on the specific brand-related performance goals tied to the bonus for these particular executives. The Chief Executive Officer’s maximum bonus potential also exceeds base salary and is tied to overall sales and profitability metrics, whereas two of his performance stock unit grants are tied to overall profitability, and the third is tied to the compound annual growth rate (“CAGR”) of earnings and revenues over a five to seven year period. For the Chief Financial Officer, base salary exceeds the maximum bonus potential. The Chief Financial Officer’s bonus plan combines individual initiatives, representing 25.34% of his maximum potential bonus, and financial metrics for overall Company sales and profitability metrics, representing 74.66% of his maximum potential bonus. Overall Company metrics are used for the Chief Financial Officer rather than those of specific brands because his responsibilities are generally more company-wide than brand-based. The different elements of compensation are discussed more fully below in “Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives.”

In the beginning of Fiscal 2009, citing his ownership of a substantial number of Common Shares of the Company and his confidence in the Company’s future performance, the Chairman, Richard A. Hayne, requested that his base salary be set at $1.00 per year, and the Compensation Committee continues to honor his request. The Chairman remained eligible to receive a performance bonus in Fiscal 2011, which was tied to overall sales and profitability metrics. The performance criteria were based on three incremental levels (i.e. the “plan” level, the “goal” level, and the “stretch” level). As overall sales and profitability exceeded levels for the

Chairman’s “plan” and “goal” targets, but not the “stretch” target, he received a bonus of $420,000 instead of the maximum potential bonus of $600,000.

Operation and Process

Compensation Committee

The Company’s Compensation Committee, acting pursuant to its charter, sets the amount of each element of compensation for each named executive officer, as described herein and under “Corporate Governance—Compensation Committee.” The Compensation Committee generally holds meetings at least four times a year, and compensation amounts for executive officers for the new fiscal year are generally set in the Company’s first fiscal quarter. In Fiscal 2011, there were four meetings of the Compensation Committee.

The Compensation Committee is comprised of three members, Scott A. Belair (who is the committee’s chairman), Joel S. Lawson III, and Robert H. Strouse. All members are “independent” directors, as defined by the NASDAQ Marketplace Rules. The Compensation Committee Charter is available on the Company’s website (investor.urbn.com), under “Corporate Governance at Urban Outfitters—Committee Charters.” The charter is reviewed by the Compensation Committee on an annual basis and revised as warranted.

Compensation Committee Consultant

The Compensation Committee directly engages PwC LLP as a compensation consultant to provide advice on executive compensation matters, and it has performed such duties in Fiscal 2011. The committee and the Board of Directors have discretion to hire and fire the consultant, as described in the Compensation Committee’s Charter. The committee determines the scope of the consultant’s review. In Fiscal 2011, the committee asked the consultant to provide analysis of chief executive officer compensation by providing supporting data, modeling, and related advice. In Fiscal 2011, the compensation consultant did not make specific recommendations on the amount or form of compensation for any individual executive; however, the guidance and recommendations of the consultant regarding compensation generally have continued to inform the Compensation Committee’s decisions regarding overall compensation structures as they relate specifically to executive equity plans. PwC LLP sends its invoices for the compensation consultant’s services directly to the Compensation Committee, which reviews the invoices and then forwards them to the Company for payment.

In Fiscal 2011, the compensation consultant was paid $20,752. During Fiscal 2011, the Company also retained PwC LLP to provide services unrelated to executive compensation, including tax-related services. The aggregate fees paid for those other services in Fiscal 2011 were $1,680,486. Management neither made, nor recommended, the decision to engage the compensation committee consultant; and neither the Compensation Committee, nor the Board of Directors, specifically approved the other services performed by PwC LLP. The PwC consultant who advises the Compensation Committee does not provide any other services to the Company.

Role of Executive Officers in Establishing Compensation

The Compensation Committee is solely responsible for compensation determinations and compensation policies applicable to executive officers, as well as other matters provided in the Compensation Committee Charter. None of the Company’s Chief Executive Officer, Chairman or any other executive officer makes any such determinations or set any such policies. The Compensation Committee does consult with the Chairman and the Chief Executive Officer in determining compensation levels for each named executive officer, and the committee takes their assessment of the performance of each of the executive officers into consideration when weighing the factors and setting compensation. The Chairman, Chief Executive Officer, General Counsel, Chief Administrative Officer, Chief Financial Officer and Executive Director of Talent Development, may attend portions of certain meetings of the committee as needed.

None of the Chairman, the Chief Executive Officer, or any other officer has the authority to call Compensation Committee meetings or set meeting agendas themselves nor do they meet with the compensation consultant on an individual basis without the consent of the Compensation Committee or its chairman.

The Chairman and the Chief Executive Officer have the primary role in making recommendations to the Compensation Committee regarding the assessment and design of programs, plans and awards. They are assisted by the Chief Administrative Officer, Executive Director of Talent Development, General Counsel, and Chief Financial Officer, who provide them with information and input on these items.

Elements of Compensation

The Company’s compensation program is comprised of three main elements: (1) base salary, (2) performance bonus and (3) equity-based incentives, including stock options, stock appreciation rights and performance stock units.

The full Board of Directors has evaluated the Company’s overall compensation policies and practices for its employees to determine whether such policies and practices create incentives that can affect the Company’s risk and management of that risk, and has further assessed whether any risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In connection with the evaluation, the Board of Directors considered, among other factors, the distribution of risk among the Company’s brands and segments, the overall mixture of compensation elements used to incentivize employees, and the Company’s use of balanced performance metrics that promote disciplined progress towards longer-term goals. Based on its evaluation, the board has concluded that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Selection of Elements

The Compensation Committee has chosen to utilize base salary, performance bonus and equity-based incentives because it believes such a compensation package, taken as a whole, is both competitive in the marketplace and reflects directly on the Company’s primary objective of maximizing shareholder value and growing its brands. The rationale for the selection of each particular element is discussed in detail below.

Determination of Amount of Element; Relation of Elements to Primary Compensation Objectives

The Compensation Committee reviews the amounts payable to each executive under each individual element of compensation, as well as the aggregate amount of compensation to such executive, in making compensation decisions.

Base Salaries

Base salary is determined by position, experience and competitive market factors for comparable talent. Inasmuch as the main objective of the compensation plan is maximizing shareholder value, the Company generally seeks to set base salaries at or near prevailing market rates for comparable levels of responsibility in specialty retail so as to reduce the levels of committed compensation expense on the Company’s financial statements as well as the cash cost to the Company. The Company believes that it needs to offer competitive base salaries in order to retain and attract superior personnel, which is a key step in achieving its primary objectives.

Performance Bonuses

The Company’s executive officers are eligible to receive cash incentive bonuses based on the achievement of specific performance targets established in advance under the Incentive Plan. In determining performance objectives, the Compensation Committee sets forth specific targets that are consistent with its primary objectives. We believe that this plan presents the executive with clear objectives that, if achieved, will maximize shareholder value and further the growth of our brands, while providing commensurate rewards to the executive.

Eligibility

The Compensation Committee determines executive officer eligibility for performance bonuses during the Company’s first fiscal quarter based on the Company’s financial budgets and operating plans and the roles that the executives have in achieving those objectives.

Setting Performance Criteria and Targets

The Compensation Committee sets the performance criteria for each participant during the Company’s first fiscal quarter. The criteria may be based on the performance of the participant, a division, the Company as a whole or a subsidiary of the Company, at the committee’s discretion. Performance criteria may include, depending on the particular participant: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The criteria may be applied to the individual, a division, the Company or a subsidiary of the Company. The Compensation Committee determines performance criteria that are appropriate for each participant. The committee may also take into account the opinion of the named executive officer as to which criteria he or she feels is the best indicator of his or her performance. The Compensation Committee and the Board of Directors, in connection with their assessment of performance criteria for Fiscal 2011, concluded that while the criteria or targets reward prudent risk-taking in support of the Company’s objectives, they do not encourage or promote inappropriate risk-taking by the participants.

Each year, the Compensation Committee determines specific performance criteria for executive officers in light of the Company’s growth strategy, major initiatives and current and projected operations and objectives. Any of the above criteria may be used for the Chief Executive Officer, Chairman, divisional merchants or other executive officers. Typically the primary criteria for the performance bonus plans for executives with merchant responsibilities, such as the Global President of the Urban Outfitters Brand, would be sales and operating profits for both the Company and for their specific Brand, or any other criteria determined by the committee. For executive officers who do not have merchant responsibilities, such as the Chief Financial Officer, the criteria generally include sales and operating profits goals and may include specific targets for the functional areas they are responsible for, or other goals determined by the committee.

Each performance criterion is then assigned a performance target. For example, for the criterion of “number of new stores opened,” the target would be the Company’s goal for a specified number of stores opened, consistent with the operating budget and with the brand growth strategies. For the criterion of “sales and operating profits,” the performance target is based on the Company’s achieving or exceeding levels of sales and operating profits, defined as “plan,” “goal,” or “stretch,” for the fiscal year. The thresholds for the functional area objectives take into consideration the operating budget and its goal of leveraging selling, general and administrative expenses as top line revenue grows, and those for functional area performance ratings are driven by the brands’ or the Chief Executive Officer’s assessments of the functional areas.

Finally, the Compensation Committee establishes a schedule or matrix for each participant showing the maximum performance bonus (expressed as a percentage of base salary) payable for the achievement of the specified performance target. The specific amounts for each performance target are determined by assessing the profit contribution attained by meeting various targets, and measuring the compensation outcomes achieved by meeting those targets, while taking into account total compensation from base salary, bonus and stock options. The performance targets and the percentage of performance bonus subject to each performance objective for the Company’s named executive officers in Fiscal 2011 are described below in “—Measuring Achievement: Payment of Bonuses.”

The Compensation Committee is currently in the process of determining performance targets and awards for Fiscal 2012 for the Company’s executive officers.

The Compensation Committee takes historical sales and operating profit performance and the current business environment into account in the development of the performance targets upon which performance bonuses are based.

Role of Named Executive Officers in Determining Performance Factors

With respect to the performance bonus factors of all named executive officers, the Chairman, Chief Executive Officer and Chief Administrative Officer make recommendations to the Compensation Committee, which it considers when setting the performance bonus plans.

Measuring Achievement: Payment of Bonuses

At the end of the year, the Compensation Committee determines the extent of achievement of the pre-established performance targets for each criterion. The level of achievement attained is applied to the schedule to determine the individual’s adjusted performance bonus percentage, which is then multiplied by the individual’s award. The Compensation Committee has the discretion to award that amount or adjust the award payable if it believes such action would be in the best interest of the Company. With respect to “covered employees” as defined under the Incentive Plan (“Covered Employees”), however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Set forth in the table below are the performance targets and the percentage of performance bonus subject to each performance objective for the Chief Executive Officer, the Chief Financial Officer, the Global President of the Urban Outfitters Brand, and the Global Co-Presidents of the Anthropologie Brand.

For Fiscal 2011, either a portion or all of each executive officer’s bonus (including those for named executive officers) was tied to three incremental levels of Company-wide sales and operating profit measures—the “plan” level, the “goal” level, and the “stretch” level. In Fiscal 2011, the Company exceeded the “goal” level of sales of approximately $2.26 billion and operating profit of approximately $400.1 million because actual Company sales were approximately $2.27 billion and actual Company operating profit was approximately $414.2 million. As a result, bonuses tied to these Company-wide performance criteria were paid at the “goal” level, that is, in exceeding the sales and profit “goal,” the “plan” level of sales of approximately $2.24 billion and operating profit of approximately $391.7 million were necessarily also surpassed. The Company did not achieve its “stretch” level of sales of approximately $2.29 billion and operating profit of approximately $422.1 million.

For Fiscal 2011, brand executive officers, such as Stephen Murray, Global President of the Urban Outfitters Brand, and Wendy McDevitt and Wendy Wurtzburger, Global Co-Presidents of the Anthropologie Brand, had additional performance criteria based upon three incremental levels (i.e., the “plan” level, the “goal” level, and the “stretch” level) of brand sales and operating profit measures. The Urban Outfitters Brand did not meet its “stretch” threshold for net sales of approximately $1.08 billion and operating profit of $215.8 million, its “goal” threshold for net sales of approximately $1.07 billion or operating profit of $212.6 million, or its “plan” threshold of net sales of approximately $1.05 billion and operating profit of $209.5 million, because the actual Urban Outfitters Brand sales were approximately $1.04 billion and operating profit was approximately $202.0 million. As a result, bonuses tied to the Urban Outfitters Brand performance criteria were not achieved. The Anthropologie Brand exceeded its “goal” threshold of net sales of approximately $1.00 billion and operating profit of approximately $209.3 million because actual brand sales were approximately $1.01 billion and actual brand operating profit was approximately $211.1 million. As a result, bonuses tied to the Anthropologie Brand performance criteria were paid for the “plan” and “goal” levels; that is, in exceeding the brand sales and profit “goal,” the “plan” level of brand sales of approximately $986.3 million and brand operating profit of approximately $206.2 million was necessarily also surpassed. The Anthropologie Brand did not achieve its “stretch” level of net sales of approximately $1.02 billion and operating profit of approximately $212.4 million.

Overall, named executive officers realized 67.34% of their maximum achievable performance bonuses, with a range of 40% to 81% of maximum achievable bonus.

Glen T. Senk – Chief Executive Officer

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Plan”	50%
Company meets or exceeds Sales and Profit “Goal”	25%
Company meets or exceeds Sales and Profit “Stretch”	25%

100%

(1)	In Fiscal 2011, the Company exceeded the sales and profit “goal,” and therefore, both “plan” and “goal” levels were met.

Eric F. Artz – Chief Financial Officer

Bonus Criteria	Percent of Total Bonus Potential
Company achieves Sales and Profit “Plan”(1)	32%
Company meets or exceeds Sales and Profit “Goal”(1)	21.33%
Company meets or exceeds Sales and Profit “Stretch”(1)	21.33%
Achievement of Individual Initiatives(2)	16%
Achievement of Talent Initiative(3)	9.34%

100%

(1)	In Fiscal 2011, the Company exceeded the sales and profit “goal,” and therefore, both “plan” and “goal” levels were met.
(2)	In Fiscal 2011, all Individual Initiatives were achieved. These goals included (i) tax rate management, (ii) transfer pricing projects, (iii) expense control, (iv) hiring of personnel and (v) return on capital management.
(3)	In Fiscal 2011, the Talent Initiative, relating to the evaluation and development of personnel, was achieved.

Wendy Wurtzburger – Global Co-President, Anthropologie Brand

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Plan”(1)	5%
Company meets or exceeds Sales and Profit “Goal”(1)	10%
Company meets or exceeds Sales and Profit “Stretch”(1)	10%
Brand achieves Sales and Profit “Plan”(2)	10%
Brand meets or exceeds Sales and Profit “Goal”(2)	20%
Brand meets or exceeds Sales and Profit “Stretch”(2)	20%
Achievement of Individual Initiatives(3)	15%
Achievement of Talent Initiative(4)	10%

100%

(1)	In Fiscal 2011, the Company exceeded the sales and profit “goal,” and therefore, both “plan” and “goal” levels were met.
(2)	In Fiscal 2011, the Anthropologie Brand (including Europe) exceeded the applicable brand sales and profit “goal,” and therefore both “plan” and “goal” levels were met.
(3)	In Fiscal 2011, two of four Individual Initiatives were achieved: customer penetration and market share initiatives were achieved, while capacity utilization and category net revenue growth initiatives were not achieved.
(4)	In Fiscal 2011, the Talent Initiative, relating to the evaluation and development of personnel, was achieved.

Wendy McDevitt – Global Co-President, Anthropologie Brand

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Plan”(1)	5%
Company meets or exceeds Sales and Profit “Goal”(1)	10%
Company meets or exceeds Sales and Profit “Stretch”(1)	10%
Brand achieves Sales and Profit “Plan”(2)	10%
Brand meets or exceeds Sales and Profit “Goal”(2)	20%
Brand meets or exceeds Sales and Profit “Stretch”(2)	20%
Achievement of Individual Initiatives(3)	15%
Achievement of Talent Initiative(4)	10%

100%

(1)	In Fiscal 2011, the Company exceeded the sales and profit “goal,” and therefore, both “plan” and “goal” levels were met.
(2)	In Fiscal 2011, the Anthropologie Brand (including Europe) exceeded the applicable brand sales and profit “goal,” and therefore both “plan” and “goal” levels were met.
(3)	In Fiscal 2011, two of four Individual Initiatives were achieved: customer penetration and market share initiatives were achieved, while capacity utilization and category net revenue growth initiatives were not achieved.
(4)	In Fiscal 2011, the Talent Initiative, relating to the evaluation and development of personnel, was achieved.

Stephen Murray – Global President, Urban Outfitters Brand

Bonus Criteria(1)	Percent of Total Bonus Potential
Company achieves Sales and Profit “Plan”(1)	25%
Company meets or exceeds Sales and Profit “Goal”(1)	15%
Company meets or exceeds Sales and Profit “Stretch”(1)	10%
Brand achieves Sales and Profit “Plan”(2)	20%
Brand meets or exceeds Sales and Profit “Goal”(2)	15%
Brand meets or exceeds Sales and Profit “Stretch”(2)	15%

100%

(1)	In Fiscal 2011, the Company exceeded the sales and profit “goal,” and therefore, both “plan” and “goal” levels were met.
(2)	In Fiscal 2011, the Urban Outfitters Brand did not meet the applicable brand sales and profit “plan,” and therefore no award was achieved.

The Company did not modify any performance targets during Fiscal 2011 to reflect changes in the financial budgets or goals upon which the performance targets and awards were based. If the Company were to change such financial budgets in the future, however, the Compensation Committee would have discretion to adjust bonus awards accordingly where it believes it is warranted in light of the objectives of the compensation program. With respect to Covered Employees, however, such adjustments may only be made to lower the compensation that would otherwise be receivable.

Equity-Based Incentives

The Compensation Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. Where executives are shareholders themselves, the executives will realize a direct benefit by achieving the objective of maximizing shareholder value. In addition, as shareholders, executives will stand to benefit from successful growth of the Company’s brands to the extent that this will increase the value of their shareholdings. Accordingly, the Company’s executives are eligible to receive stock options, stock appreciation rights, restricted stock and/or restricted stock units and performance stock units under the Company’s stock incentive plans, which have all been approved by the Company’s shareholders. The Company has in place three stock incentive plans, including the 2000 Stock Incentive Plan, the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan (collectively, the “Plans”).

Stock Options

The committee believes that including stock options in the compensation program serves the Company’s longer-term goals. Whereas base salary and performance bonuses compensate for achievement of shorter-term goals, it is anticipated that stock options motivate the executive to focus on the Company’s long-term success because the value of the options generally cannot be realized for several years. To date, the committee has granted only time-based stock options.

The exercise price of stock options is equal to or greater than Fair Market Value of the Company’s Common Shares on the date of the grant, as defined in the Plans. Awards granted pursuant to the Plans may be subject to performance-based vesting conditions.

The Compensation Committee determines whether to grant stock options and the size of the grant to each executive officer based upon its subjective assessment. The committee evaluates the executive officer’s performance after taking into consideration prior years’ grants, the organizational impact of the executive officer and the need to respond to competitive conditions in order retain executive officers and attract new candidates.

The anti-dilution provisions of the Company’s 2004 Stock Incentive Plan and 2000 Stock Incentive Plan were amended on November 14, 2006 by the Board of Directors for the purpose of removing any ambiguity regarding the mandatory nature of those anti-dilution provisions, and to clarify that the Compensation Committee has discretion only with respect to the manner of the adjustment to ensure that equitable and proportionate adjustments are made.

In Fiscal 2011, two grants of stock options were made to named executive officers. On February 23, 2010, Eric Artz, Chief Financial Officer, was awarded 100,000 stock options vesting in three equal annual installments, beginning on February 23, 2013. On May 18, 2010, Stephen Murray, Global President of the Urban Outfitters Brand, was awarded 200,000 stock options vesting in three equal annual installments, beginning May 18, 2013.

Restricted Stock

Restricted stock awards are one of several equity-based incentives in addition to stock options available to the committee under the Plans. The committee believes that restricted stock awards generally share the same beneficial characteristics of stock options, but add a more significant retention element, and fit into the Company’s overall compensation philosophy in the same manner.

Stock Appreciation Rights

Awards of stock appreciation rights are another form of equity-based incentives available to the committee under the Plans. The committee believes that stock appreciation rights generally share the same beneficial characteristics of stock options and fit into the Company’s overall compensation philosophy in the same manner.

On September 8, 2010, awards of 49,500 and 29,700 stock appreciation rights were made to Wendy Wurtzburger and Wendy McDevitt, respectively, the Global Co-Presidents of the Anthropologie Brand. Both awards vest 50% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date, and 25% on the fifth anniversary of the grant date, provided that the grantee is employed by the Company on each such anniversary. The proceeds of these awards payable to the grantee are limited to 500% of the grant date Aggregate Fair Value.

Performance Stock Units

Performance stock unit awards are another form of equity based incentives available to the committee under the Plans.

On April 28, 2008, the Company made two grants of performance stock unit awards to the Chief Executive Officer. Performance stock unit awards are convertible on a one-for-one basis into Common Shares when vested. Vesting is both time-based and performance based; the awards will not vest until the date specified in the award agreement and, consistent with our core principle of providing pay for performance, are forfeited if the established performance criteria are not achieved. The committee considers the awards granted to be an integral component of the Chief Executive Officer’s overall compensation. The first of these awards had a measurement period spanning Fiscal 2009 and Fiscal 2010, and required: (i) the Company’s achievement of average Operating Profits for those two years of 17.60% and (ii) the Fair Market Value (as defined in the Plans) of the Company’s Common Shares at the end of Fiscal 2010 to meet or exceed $23.19, which was the established threshold percentage of 70% of the grant date Fair Market Value (as defined in the Plans). The Company’s actual Operating Profit rates were 16.32% and 17.49% for those two years, respectively, and the average Operating Profit rate was 16.91%, which did not satisfy the target. The Fair Market Value of the Company’s Common Shares at the end of Fiscal 2010 was $31.57, which exceeded the threshold. The performance measures relating to Operating Profit were not met and the award, therefore, expired unvested. The second award had a measurement period spanning Fiscal 2009 through Fiscal 2011 and required: (i) the Company’s achievement of average Operating Profits for those three years of 17.83% and (ii) the Fair Market Value (as defined in the Plans) of the Company’s Common Shares at the end of Fiscal 2011 to meet or exceed $23.19, which was the established threshold percentage of 70% of the grant date Fair Market Value (as defined in the Plans). The Company’s actual Operating Profit rates were 16.32%, 17.49% and 18.21% for those three years, respectively, and the average Operating Profit rate was 17.34%, which did not satisfy the target. The Fair Market Value of the Company’s Common Shares at the end of Fiscal 2011 was $33.82, which exceeded the threshold. The performance measures relating to Operating Profit were not met and the award, therefore, expired unvested.

In Fiscal 2010, the Company granted three performance stock unit awards to the Chief Executive Officer and, consistent with our core principle of providing pay for performance, are forfeited if the established performance criteria are not achieved. The first of these awards had a measurement period spanning Fiscal 2010 and Fiscal 2011, and required: (i) the Company’s achievement of average Operating Profits for those two years of 15.60% and (ii) the Fair Market Value (as defined in the Plans) of the Company’s Common Shares at the end of Fiscal 2010 to meet or exceed $12.85, which was the established threshold percentage of 70% of the grant date Fair Market Value (as defined in the Plans). The Company’s actual Operating Profit rates were 17.49% and 18.21% for those two years, respectively, and the average Operating Profit rate was 17.85%, which satisfied the target. The Fair Market Value of the Company’s Common Shares at the end of Fiscal 2011 was $33.82, which exceeded the threshold. Because both performance measures were met, the award was achieved. The second award has a measurement period spanning Fiscal 2010 through Fiscal 2012, and therefore whether it will vest is not yet determinable. The third award has a measurement period measuring Fiscal 2015, 2016, and 2017 and therefore whether it will vest is not yet determinable.

In Fiscal 2011, the Company made three grants of Performance Stock Units to named executive officers. On May 18, 2010, Stephen Murray, Global President of the Urban Outfitters Brand, was awarded 10,000 performance stock units with a measurement period ending January 31, 2011. The award included five independent performance requirements relating generally to personnel, leasing, markets and operations. Four of the five performance requirements were met, and therefore, 8,000 of the possible 10,000 shares were earned. On September 8, 2010, awards of 54,000 and 32,400 performance stock units were made to Wendy Wurtzburger and Wendy McDevitt, respectively, the Global Co-Presidents of the Anthropologie Brand. For both, the measurement period ends on April 1, 2015 and requires the average stock price of the Common Shares during Fiscal 2015 to be equal to or greater than the price on the date of grant ($33.34) and from January 31, 2011, the Operating Profit compound annual growth rate for Fiscal 2012 through Fiscal 2015 must be equal to or greater than 15%.

Timing

The Company generally considers once-a year grants to a broad group of executives and managers, including named executive officers, typically around the time of its annual meeting of shareholders, and at other times for business purposes related to employee promotion, or retention, or new hires. The Company made three performance stock unit awards to the Chief Executive Officer in Fiscal 2010, but made no awards to the Chief Executive Officer in Fiscal 2011 in recognition of the previous awards made to him. The Company makes grants that are effective on or after the date when the Stock Option Plan Administrator, the Compensation Committee, or, for grants that relate to 40,000 or fewer shares, the Chairman approves the grant. The Company does not time grants with respect to the release of positive or negative material non-public information.

Potential Payments Upon Changes in Control; Certain Corporate Transactions

All of the Plans provide that in the event of a “change in control” of the Company, all remaining unvested options and restricted stock awards will immediately vest and become exercisable, as applicable, although with respect to awards granted under the 2008 Stock Incentive Plan, the grant instrument may provide otherwise. “Change in control” is defined to include an event in which any person or group acquires majority beneficial ownership of the Company, other than Richard A. Hayne or benefit plans sponsored by either the Company or its subsidiaries. The basis for the change in control provisions is that they are consistent with previous Company plans, customary in industry practice and competitive in the marketplace. Assuming a change of control of the Company occurred on January 31, 2011, the last business day of Fiscal 2011, the Chief Executive Officer would have received full vesting of the performance stock unit awards granted on November 17, 2009 in an amount equal to $38.82 million, unless the Compensation Committee elected to exercise its discretion prior to such change in control to provide the Chief Executive Officer with a written determination that a lesser number (or no) performance stock units would vest on such change in control. None of the Chief Executive Officer’s performance stock unit awards granted on April 28, 2008 and April 29, 2009, the Global President of the Urban Outfitters Brand’s performance stock awards granted on May 18, 2010, and the Global Co-Presidents of the Anthropologie Brand’s performance stock awards granted on September 8, 2010, are subject to accelerated vesting upon a change of control.

In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the Compensation Committee has discretion to terminate all or a portion of outstanding options and stock appreciation rights, effective as of the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the committee decides to terminate, the holder will have the right to exercise outstanding options and stock appreciation rights on at least seven days’ notice. The Compensation Committee selected these corporate transactions as a triggering event for potential termination because they believe they are customary in industry practice.

Additional Types of Compensation

In addition to the three main elements, the Company provides additional compensation to its executive officers in the form of: (i) a 401(k) matching contribution which is available to all employees who have completed six months of service, which is $0.25 on every $1.00 of employee deferral up to 6% of salary match, with a vesting schedule of 20% a year for five years, and with the deferral limited by applicable law; (ii) a Christmas bonus, capped at $5,000; (iii) employee awards made to all staff with fixed dollar amounts for terms of service, in five-year service increments, ranging from $1,000 for 10 years of service to $15,000 for 30 years of service; and (iv) discretionary cash awards that may be made to executive officers, in the sole discretion of the Compensation Committee, in recognition of exceptional individual performance.

Benchmarking

In Fiscal 2011, PwC LLP, the Company’s compensation consultant, reviewed publicly available information regarding the compensation paid to chief executive officers of specialty retailers similar in operations and revenue to the Company (generally not less than 35% or more than two times the Company’s annual revenue) and made a presentation to the Compensation Committee regarding this analysis. The retailers reviewed were Abercrombie & Fitch, American Eagle Outfitters, Ann Taylor Stores, Guess, Aeropostale, Pacific Sunwear of California, J Crew Group, Chico’s FAS, Buckle and Bebe Stores. The committee reviewed the figures provided by the consultant, which provided the group’s median and the 25th and 75th percentiles for informational and overall comparison purposes. Although the Compensation Committee considered the comparative data provided, there is no target percentile or precise position in which the Compensation Committee aims to set compensation other than to generally be competitive in the marketplace.

With respect to executives other than the Chief Executive Officer, neither PwC LLP nor the Compensation Committee has undertaken any formal benchmarking over the last three fiscal years; however, in prior years of reviewing base salaries to determine whether the Company is meeting its goal of providing competitive compensation that will attract and retain outstanding personnel, the Compensation Committee from time to time has reviewed publicly available compensation information described in the periodic filings of an informal group of other publicly traded companies in the specialty retail industry, typically including the retailers reviewed by the Company’s compensation consultant, for purposes of a market reference.

If the Compensation Committee elects to analyze comparative data, there may be a variation in the companies reviewed for comparative purposes from year-to-year depending on what information becomes most relevant to the Compensation Committee, although the committee anticipates referring to information available for publicly traded specialty retailers, including those reviewed in Fiscal 2011, for the foreseeable future.

The Compensation Committee takes the Company’s own historical data into consideration to ensure that compensation increases are consistent with the growth in responsibility and operating profit of its executives. Each year the committee reviews a summary of all of the Company’s named executive officer and key management personnel compensation for the previous fiscal year as well as prior fiscal years. All historical data is viewed with the operating results and responsibilities of management personnel and specific performance.

Compensation Committee Discretion

The factors related to increasing the compensation and potential compensation from bonuses of named executive officers from year-to-year takes into account increased sales and profitability, performance and measurably increased responsibilities, with a focus on both performance and the leveraging of selling, general and administrative expenses. Historically, the Company has not decreased base salaries or the bonus potential of named executive officers. This is because its history of growth has led to larger responsibilities for its named executive officers and because as a matter of philosophy, it does not generally reduce these compensation elements for existing employees. As more fully described above, however, at the Chairman’s request, the Compensation Committee set the Chairman’s base salary at $1.00 in Fiscal 2010, which remained in effect for Fiscal 2011 and will continue in effect for Fiscal 2012.

Under the Incentive Plan, the Compensation Committee has discretion in the granting of performance bonus awards and can grant such awards to executive officers who are not Covered Employees, at its discretion, even if specified performance goals are not achieved. The requirements for performance bonus awards were not waived in Fiscal 2011, but could be waived in the future to reward specific performance achievements in an instance where the actual criteria for a performance bonus were not met or for purposes of retention. The Compensation Committee may reduce any executive officer’s award if it believes such action would be in the best interest of the Company. At the end of a year, the Compensation Committee also has the ability to grant cash bonuses to any executive officers on a discretionary basis, as described above in “—Additional Compensation.”

Pursuant to the 2004 Stock Incentive Plan and the 2008 Stock Incentive Plan, the Compensation Committee has discretion to accelerate the date on which options or stock appreciation rights may be exercised, and may accelerate the date of termination of the restrictions applicable to restricted stock and restrict stock units if it determines that to do either would be in the best interests of the Company and the plan participants.

The Company at present has no employment agreements or contracts with its named executive officers and has no policies for post termination compensation arrangements. In the future, however, the Company may, in its sole discretion, decide to provide some form of severance in the event that a named executive officer’s employment ceases. No named executive officers separated from the Company in Fiscal 2011 and no such payments were made.

Tax and Accounting Considerations

The applicability of Section 162(m) may affect the tax deductibility of certain portions of named executive officers’ compensation. Wherever possible, the Company structures compensation for its executive officers in a way that preserves tax deductibility under Section 162(m).

The Company does not usually consider the tax consequences to named executive officers of cash compensation or of equity based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Security Ownership Guidelines

The Company has no policy that requires or that sets guidelines for the ownership of Common Shares of the Company; nor does it have any policy on the hedging of economic risk of such ownership or of vested stock options, other than requiring full compliance with all applicable laws.

REPORT OF THE COMPENSATION COMMITTEE

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee of the Company’s Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Scott A. Belair, Chairman of the Compensation Committee

Joel S. Lawson III

Robert H. Strouse

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(1) ($)		Total ($)
Glen T. Senk, Chief Executive Officer Urban Outfitters, Inc.	2011	1,003,846	5,000	—		—		1,500,000	(2)	—	4,272	(3)	2,513,118
	2010	1,000,000	8,003	26,931,904	(4)	—		2,000,000		—	4,273		29,944,180
	2009	1,003,846	5,000	1,238,153	(5)	—		1,000,000		—	4,534		3,251,533
(Principal Executive Officer)
Stephen Murray Global President Urban Outfitters Brand	2011	486,923	4,250	394,000	(6)	2,514,000	(7)	232,800	(2)	—	556,331	(8)	4,188,304
Eric F. Artz Chief Financial Officer Urban Outfitters, Inc. (Principal Financial Officer)	2011	426,635	5,000	—		1,114,000	(9)	250,750	(2)	—	426,266	(10)	2,222,651
Wendy Wurtzburger Global Co-President Anthropologie Brand	2011	484,173	5,000	1,276,560	(11)	621,225	(12)	303,125	(2)	—	4,303	(13)	2,694,386
Wendy McDevitt Global Co-President Anthropologie Brand	2011	397,692	5,000	765,936	(14)	372,735	(15)	250,000	(2)	—	4,273	(16)	1,795,636

(1)	Includes matching cash contributions in Fiscal 2011 by the Company under the Urban Outfitters 401(k) Savings Plan of $4,125 for Mr. Senk, $4,165 for Ms. Wurtzburger and $4,183 for Ms. McDevitt.
(2)	Amounts shown reflect the named executive’s total non-equity annual incentive plan compensation earned during Fiscal 2011, which are expected to be paid in the first quarter of Fiscal 2012.
(3)	Includes life insurance premiums paid by the Company for Mr. Senk in the amount of $147.
(4)	Stock award represents: (i) 108,932 performance stock units granted pursuant to two awards made on April 29, 2009 and subject to vesting over two and three year periods, respectively, with an Aggregate Fair Value for the two awards of $1,367,647; and (ii) 1,000,000 performance stock units granted pursuant to an award made on November 17, 2009 and subject to vesting beginning in 2015 and ending in 2017, with an Aggregate Fair Value of $25,564,257. The awards are all contingent on performance measures, time vesting, and market conditions, and due to the extended vesting periods spanning future years, none of the amounts reported for these stock awards were paid in Fiscal 2011. As of the respective grant dates, all Fiscal 2011 performance based units’ probable outcomes are their maximum potential values, which is the amount reported in the table. At the time of the grants, due to the nature of the performance criteria and the uncertainty and unpredictability of measuring periods in the future, the Compensation Committee expected the criteria would be challenging and achievable only through extended superior performance. As of January 31, 2011, all the performance objectives were achieved for one of the awards, totaling 54,466 performance stock units. However the number of common shares issuable under the terms of the award was limited to 38,438, a number of shares having an Aggregate Fair Value that does not exceed 130% of the fair market value of the common shares as of the grant date. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(5)

Stock award represents 60,368 performance stock units with an Aggregate Fair Value of $1,238,153. On the grant date, the performance based units probable outcomes were their maximum potential values, which is the amount reported in the table. As of January 31, 2011, all of these performance stock units expired unvested as a result of the related performance criteria not being met. None of the amounts reported for these stock awards were paid. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”

(6)	Stock award represents 10,000 performance stock units granted pursuant to an award made on May 18, 2010 and subject to a performance period ending on January 31, 2011. This grant had a maximum potential Aggregate Fair Value of $394,000. As a result of the lack of achievement of certain performance criteria, only 8,000 performance stock units vested. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(7)	Option award represents 200,000 stock options granted pursuant to an award made on May 18, 2010 subject to vesting in three equal annual installments, beginning on May 18, 2013. The Aggregate Fair Value for the award was $2,514,000. For a discussion of the assumptions and accounting for stock options, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Stock Options.”
(8)	Includes life insurance premiums paid by the Company for Mr. Murray in the amount of $109, a signing bonus in the amount of $425,000 and relocation reimbursement in the amount of $131,222.
(9)	Option award represents 100,000 stock options granted pursuant to an award made on February 23, 2010 subject to vesting in three equal annual installments, beginning on February 23, 2013. The Aggregate Fair Value for the award was $1,114,000. For a discussion of the assumptions and accounting for stock options, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Stock Options.”
(10)	Includes life insurance premiums paid by the Company for Mr. Artz in the amount of $59, a signing bonus of $300,000 and relocation reimbursement in the amount of $126,207.
(11)	Stock award represents 54,000 performance stock units granted pursuant to an award made on September 8, 2010 and subject to a performance period ending on April 1, 2015. The Aggregate Fair Value for the award was $1,276,560. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(12)	Option Award represents 49,500 stock appreciation rights granted pursuant to an award made on September 8, 2010, which vests 50% on September 8, 2013, an additional 25% on September 8, 2014 and the remaining 25% on September 8, 2015. The Aggregate Fair Value for the award was $621,225. For a discussion of the assumptions and accounting for stock appreciation rights, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Stock Appreciation Rights.”
(13)	Includes life insurance premiums paid by the Company for Ms. Wurtzburger in the amount of $138.
(14)	Stock award represents 32,400 performance stock units granted pursuant to an award made on September 8, 2010 and subject to a performance period ending on April 1, 2015. The Aggregate Fair Value for the award was $765,936. For a discussion of the assumptions and accounting for performance stock units, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(15)	Option Award represents 29,700 stock appreciation rights granted pursuant to an award made on September 8, 2010, which vests 50% on September 8, 2013, an additional 25% on September 8, 2014 and the remaining 25% on September 8, 2015. The Aggregate Fair Value for the award was $372,735. For a discussion of the assumptions and accounting for stock appreciation rights, please see note 9 to the Company’s consolidated financial statements for the fiscal year ended January 31, 2011, which are included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2011. For a description of the conditions of these awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Stock Appreciation Rights.”
(16)	Includes life insurance premiums paid by the Company for Ms. McDevitt in the amount of $90.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Glen T. Senk		1,000,000	(2)	1,500,000	(3)	2,000,000	(4)
Stephen Murray		378,000	(5)	661,500	(6)	945,000	(7)
	05/18/2010											200,000	39.40	2,514,000	(14)
	05/18/2010							10,000	10,000	10,000				394,000	(15)
Eric Artz		132,000	(8)	231,000	(9)	330,000	(10)
	02/23/2010											100,000	35.01	1,114,000	(16)
Wendy Wurtzburger		315,000	(11)	551,250	(12)	787,500	(13)
	09/08/2010											49,500	32.80	621,225	(17)
	09/08/2010							54,000	54,000	54,000				1,276,560	(18)
Wendy McDevitt		270,000	(11)	472,500	(12)	675,000	(13)
	09/08/2010											29,700	32.80	372,735	(19)
	09/08/2010							32,400	32,400	32,400				765,936	(20)

(1)	The amounts listed represent potential threshold, target and maximum bonuses available to the named executive officers under the Incentive Plan. The table reports the awards that could have been earned in Fiscal 2011. The actual payments are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.” As described above in “—Compensation Discussion and Analysis,” the Compensation Committee has discretion to reduce any amounts payable to any executive and to increase amounts payable to executives who are not Covered Employees under the Executive Incentive Plan.
(2)	The amount listed represents amounts payable for achievement of the Company-wide “plan” level of sales and operating profits.
(3)	The amount listed represents the amount payable for achievement of the Company-wide “goal” level of sales and operating profits.
(4)	The amount listed represents the amount payable for achievement of the Company-wide “stretch” level of sales and operating profits.
(5)	The amount listed represents the amount payable if both the Company-wide and the Urban Outfitters Brand “plan” level of sales and operating profits are achieved.
(6)	The amount listed represents the amount payable if both the Company-wide and the Urban Outfitters Brand “goal” level of sales and operating profits are achieved.
(7)	The amount listed represents the amount payable if both the Company-wide and the Urban Outfitters Brand “stretch” level of sales and operating profits are achieved.
(8)	The amount listed represents the amount payable if the Company-wide “plan” level of sales and operating profits, as well as the Talent Initiative and Individual Initiatives, are achieved.
(9)	The amount listed represents the amount payable if the Company-wide “goal” level of sales and operating profits, as well as the Talent Initiative and Individual Initiatives, are achieved.
(10)	The amount listed represents the amount payable if the Company-wide “stretch” level of sales and operating profits, as well as the Talent Initiative and Individual Initiatives, are achieved.
(11)	The amounts listed represent the amounts payable if both the Company-wide and the Anthropologie Brand “plan” level of sales and operating profits, as well as the Talent Initiative and Individual Initiatives, are achieved.
(12)	The amounts listed represent the amounts payable if both the Company-wide and the Anthropologie Brand “goal” level of sales and operating profits, as well as the Talent Initiative and Individual Initiatives, are achieved.

(13)	The amounts listed represent the amounts payable if both the Company-wide and the Anthropologie Brand “stretch” level of sales and operating profits, as well as the Talent Initiative and Individual Initiatives, are achieved.
(14)	Option award represents 200,000 stock options granted pursuant to an award made on May 18, 2010 subject to vesting in three equal annual installments, beginning on May 18, 2013. The Aggregate Fair Value for the award was $2,514,000.
(15)	Stock award represents 10,000 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on May 18, 2010 and subject to a performance period ending on January 31, 2011. This grant had a maximum potential Aggregate Fair Value of $394,000. As a result of the lack of achievement of certain performance criteria, this award vested only 8,000 performance stock units.
(16)	Option award represents 100,000 stock options granted pursuant to an award made on February 23, 2010 subject to vesting in three equal annual installments, beginning on February 23, 2013. The Aggregate Fair Value for the award was $1,114,000.
(17)	Option award represents 49,500 stock appreciation rights granted under the 2004 Stock Incentive Plan pursuant to an award made on September 8, 2010 which vests 50% on September 8, 2013, an additional 25% on September 8, 2014 and the remaining 25% on September 8, 2015. The Aggregate Fair Value for the award was $621,225.
(18)	Stock award represents 54,000 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on September 8, 2010 and subject to a performance period ending on April 1, 2015. The Aggregate Fair Value for the award was $1,276,560. Whether Ms. Wurtzburger will receive any shares in respect of the performance stock units is contingent on her continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”
(19)	Option award represents 29,700 stock appreciation rights granted under the 2004 Stock Incentive Plan pursuant to an award made on September 8, 2010 which vests 50% on September 8, 2013, an additional 25% on September 8, 2014 and the remaining 25% on September 8, 2015. The Aggregate Fair Value for the award was $372,735.
(20)	Stock award represents 32,400 performance stock units granted under the 2008 Stock Incentive Plan pursuant to an award made on September 8, 2010 and subject to a performance period ending on April 1, 2015. The Aggregate Fair Value for the award was $765,936. Whether Ms. McDevitt will receive any shares in respect of the performance stock units is contingent on her continued employment with the Company and whether certain performance objectives are achieved. For a description of these performance objectives, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Glen T. Senk	1,600,000	—		—	14.35	06/20/2014	—	—	—		—
	100,000	—		—	31.11	11/17/2015	—	—	—		—
	—	—		—	—	—	—	—	54,466	(1)	1,300,000	(2)
	—	—		—	—	—	—	—	1,000,000	(3)	33,820,000	(2)
Eric Artz	—	100,000		—	35.01	02/22/2017	—	—	—		—
Wendy McDevitt	16,100	—		—	2.86	04/01/2012	—	—	—		—
	40,000	—		—	4.25	06/03/2013	—	—	—		—
	17,276	—		—	14.35	06/20/2014	—	—	—		—
	2,724	—		—	14.35	06/20/2014	—	—	—		—
	80,000	—		—	31.11	11/17/2015	—	—	—		—
	14,000	21,000		—	37.51	08/18/2015	—	—	—		—
	5,000	20,000		—	31.77	08/25/2016	—	—	—		—
	—	29,700	(4)	—	32.80	09/07/2018	—	—	—		—
	—	—		—	—	—	—	—	32,400	(5)	1,095,768	(2)
Stephen Murray	—	200,000		—	39.40	05/17/2017	—	—	—		—
Wendy Wurtzburger	15,960	—		—	14.35	06/20/2014	—	—	—		—
	40	—		—	14.35	06/20/2014	—	—	—		—
	100,000	—		—	31.11	11/17/2015	—	—	—		—
	30,000	45,000		—	37.51	08/18/2015	—	—	—		—
	6,000	24,000		—	31.77	08/25/2016	—	—	—		—
	—	49,500	(4)	—	32.80	09/07/2018	—	—	—		—
	—	—		—	—	—	—	—	54,000	(5)	1,826,280	(2)

(1)	If all performance objectives are achieved, 54,466 performance stock units will convert into Common Shares on a one-for-one basis upon vesting on January 31, 2012. The number of Common Shares issuable under the terms of the award is limited to a number of shares having an Aggregate Fair Value that does not exceed 130% of the fair market value of the Common Shares as of the grant date. If performance objectives under the respective award are not achieved, all performance stock units under that award are forfeited. For a further description of these performance stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”

(2)	Calculated by multiplying our closing market price on January 31, 2011 (the last business day of Fiscal 2011) by the number of performance stock units that have not vested.
(3)	If all performance objectives are achieved, one-third of the total number of performance stock units are eligible to vest on each of January 31, 2015, January 31, 2016, and January 31, 2017, except that additional performance stock units may vest on January 31, 2017 if the maximum number of eligible performance stock units did not vest in the two prior years, provided that the total number of performance stock units vesting over the life of the grant is capped at 1,000,000 performance stock units. The number of performance stock units vesting on each such date, if any, depends upon the satisfaction of certain performance measures relating to the issuer’s compounded annual growth rate for earnings per share and revenue, as well as the average closing price of the issuer’s common stock during the applicable fiscal year.
(4)	The Stock Appreciation Right (“SAR”) entitles the grantee, upon exercise, to the number of shares of common stock with a fair market value on the exercise date equal to: (i) the excess of the fair market value of a share of common stock on the exercise date over the base price of $32.80, times (ii) the number of SAR shares exercised.
(5)	If all performance objectives are achieved, performance stock units will convert into Common Shares on a one-for-one basis upon vesting on April 1, 2015. If performance objectives under the respective award are not achieved, all performance stock units under that award are forfeited. For a further description of these performance stock unit awards, see “—Compensation Discussion and Analysis—Equity-Based Incentives—Performance Stock Units.”

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Glen T. Senk			38,438	1,300,000	*
Wendy McDevitt	8,200	256,537
	4,500	137,627
	5,000	152,958
Stephen Murray			8,000	270,560

*	Pursuant to the terms of the award, although all the applicable performance targets were satisfied, the number of common shares issuable under the terms of the award is limited to a number of shares having an aggregate fair market value that does not exceed 130% of the fair market value of the common shares as of the grant date.

Equity Compensation Plan Information

The following table shows the status of option grants under the Plans as of January 31, 2011:

	EQUITY COMPENSATION PLAN
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (A))
Plan Category	(A)	(B)		(C)
Equity Compensation Plans Approved by Security Holders(1):
Securities	10,253,349	$24.31	(2)	9,834,300
Equity Compensation Plans not Approved by Security Holders:	—	—		—

Total	10,253,349	$24.31		9,834,300

(1)	Amounts are subject to adjustment to reflect any stock dividend, stock split, share consideration or similar change in our capitalization.
(2)	Weighted average exercise price does not take into account performance stock unit awards.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares for (a) each person known to the Company who beneficially owns more than five percent of the Company’s outstanding Common Shares, (b) each director and Named Officer for Fiscal 2011 and (c) all current directors and executive officers of the Company as a group. The number of shares beneficially owned is as of February 28, 2011, unless otherwise indicated, and all percentages are calculated based on 164,420,238 shares outstanding as of February 28, 2011. Unless otherwise indicated: (a) the address of each of the beneficial owners identified is 5000 South Broad Street, Philadelphia, PA 19112; (b) each person has sole voting and dispositive power with respect to all such shares; and (c) the table represents beneficial ownership as of February 28, 2011.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Richard A. Hayne	27,852,043	(1)	16.9%
FMR, LLC	10,644,499	(2)	6.5%
Scott A. Belair	3,426,000	(3)	2.1%
Glen T. Senk	1,965,108	(4)	1.2%
Harry S. Cherken, Jr.	667,800	(5)	*
Joel S. Lawson III	289,400	(6)	*
Robert H. Strouse	210,000	(7)	*
Wendy McDevitt	188,403	(8)	*
Wendy Wurtzburger	155,850	(9)	*
Stephen Murray	8,000		*
Eric Artz	0		–
All beneficial owners of more than 5% of the Company’s outstanding Common Shares, current directors and executive officers as a group (14 persons)(10)	39,464,595		23.5%

*	Less than one percent of the outstanding class of Common Shares.
(1)	Includes: (i) 362,440 Common Shares owned by the Hayne Foundation; and (ii) 22,398 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Hayne has shared voting power. Excludes 3,815,077 Common Shares beneficially owned by Mr. Hayne’s spouse, as to which he disclaims beneficial ownership.
(2)

Based solely on information provided in a Schedule 13G filed by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”) on February 14, 2011. The principal address provided is 82 Devonshire Street, Boston, MA 02109. Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,000,768 shares or 6.096% of the Common Shares outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of

Fidelity, and the funds each has sole power to dispose of the 10,000,768 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	Includes 210,000 Common Shares subject to presently exercisable options. Excludes 600,000 Common Shares owned by Trust U/A/D April 16, 1993 by Scott A. Belair as grantor and Steven D. Burton as Trustee, as to which Mr. Belair disclaims beneficial ownership.
(4)	Includes: (i) 1,700,000 Common Shares subject to presently exercisable options and (ii) 4,798 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Mr. Senk has shared voting power.
(5)	Includes: (i) 285,000 Common Shares subject to presently exercisable options and (ii) 4,400 Common Shares held by a trust of which Mr. Cherken is a trustee.
(6)	Includes: (i) 190,000 Common Shares subject to presently exercisable options and (ii) 14,400 Common Shares held by a trust of which Mr. Lawson is a trustee.
(7)	Includes 130,000 Common Shares subject to presently exercisable options.
(8)	Includes 175,100 Common Shares subject to presently exercisable options and 5,103 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. McDevitt has shared voting power.
(9)	Includes 152,000 Common Shares subject to presently exercisable options and 3,850 Common Shares allocated under the Company’s 401(k) Savings Plan, with respect to which Ms. Wurtzburger has shared voting power.
(10)	Includes 3,648,500 Common Shares subject to presently exercisable options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Belair, Mr. Lawson and Mr. Strouse. No member of the Compensation Committee is or was during Fiscal 2011 an employee, or is or ever has been an officer, of the Company or its subsidiaries. No executive officer of the Company served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of the Company’s Board or Compensation Committee. Please see “Certain Business Relationships” below with respect to Mr. Belair.

CERTAIN BUSINESS RELATIONSHIPS

Chairman and President, Richard Hayne, and President of the Free People Division, Margaret Hayne, are married. In addition, Mr. Hayne’s brother, Rodger Hayne, and Mr. Hayne’s son, David Hayne, are both employed by the Company. Chief Executive Officer Glen Senk’s domestic partner, Keith Johnson, is employed by the Company and received compensation of $136,319 in Fiscal 2011.

Harry S. Cherken, Jr., a director of the Company, is a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company in Fiscal 2011 and is expected to continue to do so in the future. Drinker Biddle & Reath LLP has received customary compensation for these services in a net amount of $2,707,054 during Fiscal 2011.

The McDevitt Company, a real estate company, acted as a broker in substantially all of the Company’s new real estate transactions during Fiscal 2011. The Company has not paid any compensation to The McDevitt Company, but the Company has been advised that The McDevitt Company has received commissions from other parties to such transactions. Wade L. McDevitt is the brother-in-law of Scott Belair, one of the Company’s directors, and is president and the sole shareholder of The McDevitt Company. Mr. McDevitt’s wife, Wendy McDevitt, is an executive officer of the Company, serving as Global Co-President, Anthropologie Brand.

The Addis Group (“Addis”), an insurance brokerage and risk management consulting company, acted as the Company’s commercial insurance broker and risk management consultant during Fiscal 2011. The Company has not paid any compensation to Addis for such services, but has been advised that Addis has received commissions from other parties to such transactions. Scott Addis, the brother-in-law of Richard A. Hayne, is president of The Addis Group.

Pursuant to the terms of the Company’s Code of Conduct and Ethics, which applies to all of the Company’s directors, officers and employees, conflicts of interest are prohibited unless otherwise waived by the Board of Directors or allowed under guidelines approved by the Board of Directors. Under the Code of Conduct and Ethics, a conflict of interest can arise whenever a person’s private interests interfere in any way with the interests of the Company, including when a director, officer or employee takes actions or has interests that make it difficult for such person to perform his or her work objectively and effectively, or when a member of such person’s family receives improper personal benefits. Each of the relationships described above has been reviewed and approved by the Board of Directors.

RELATIONSHIP WITH AUDITORS

On May 24, 2005, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accounting firm, and has re-approved the engagement in each subsequent year. Deloitte & Touche has performed audit services, including the issuance of their audit opinion for the fiscal years ended January 31, 2011, 2010 and 2009.

One or more representatives of Deloitte & Touche will be present at the Annual Meeting, will have an opportunity to make a statement as he or she may desire and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act.

During Fiscal 2011, the Audit Committee was comprised of three independent directors of the Company (as independence is defined under NASDAQ’s listing standards and the rules and regulations of the SEC). In addition, the Board of Directors has determined that during Fiscal 2011, two members of Audit Committee, Joel S. Lawson III and Scott A. Belair, qualified as “audit committee financial experts” as defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the Company’s independent accountants, and appoint the independent accountants. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for Fiscal 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent accountants, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the independent accountants such other matters as are required under Statement of Auditing Standards No. 61 and other generally accepted auditing standards. In addition, the committee has discussed with the independent accountants the accountants’ independence from management and the Company, including the matters in the written disclosures and the letter received by the committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence.

The Audit Committee discussed with the Company’s independent accountants the overall scope and plans for the audit. The Audit Committee met with the independent accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2011 for filing with the SEC.

Joel S. Lawson III, Chairman of the Audit Committee

Scott A. Belair

Robert H. Strouse

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company for services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended January 31, 2011 and January 31, 2010:

	Fiscal 2011	Fiscal 2010
Audit Fees – professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q	$870,350	$700,000
Audit-Related Fees – assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.	$16,207	$9,662
Tax Fees – professional services rendered in preparing the Company’s federal, state and international tax returns; tax advice related to requests for tax accounting method changes with the Internal Revenue Service and preparation of related forms; and assistance with various federal, state income tax and franchise tax examinations, including miscellaneous inquiries.	—	—
All Other Fees – represents the annual charge for a web based accounting research tool and real estate advisory services	$38,200	$2,000

Total Fees	$924,757	$711,662

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

During the Company’s fiscal year ended January 31, 2004, the Audit Committee established a pre-approval policy pursuant to which it has granted its approval for Deloitte & Touche, as the Company’s independent registered public accounting firm, to perform certain audit, audit-related, tax and other services up to specified aggregate fee levels for each service. The Audit Committee periodically reviews and revises, if necessary, the list of pre-approved services that Deloitte & Touche may provide. The Audit Committee’s policy also provides that any proposed services that are not specifically pre-approved pursuant to the policy, as well as any proposed services that exceed pre-approved cost levels established in the policy, will require the Audit Committee’s separate pre-approval. In addition, the Audit Committee may delegate pre-approval authority to one or more of its members, who must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and tax services provided by Deloitte & Touche during Fiscal 2011 in accordance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Shareholders”) to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it and a written representation from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during Fiscal 2011, all filing requirements applicable to its officers, directors and 10% Shareholders under Section 16(a) were complied with on a timely basis.

PROPOSALS FOR 2012 ANNUAL MEETING

Shareholder proposals for the 2012 Annual Meeting of Shareholders must comply with applicable SEC rules and regulations and must be received by the Secretary of the Company prior to December 3, 2011 to be considered for inclusion in the Company’s Proxy Statement for that meeting. If the December 3, 2011 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2012 Annual Meeting of Shareholders, although it will not be included in the Proxy Statement, if it is received no earlier than February 15, 2012 and no later than March 6, 2012. If notification of a shareholder proposal is not received by March 6, 2012, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

In addition, the advance notice provisions in the Company’s Bylaws require that the following additional information must be provided to the Company by a shareholder submitting a shareholder proposal: (i) the shareholder’s name and address; (ii) a representation that the shareholder is a holder of record of shares of the Company and intends to appear in person or by proxy at the meeting to make the proposal; (iii) the number of and class of shares owned by the shareholder and any Shareholder Associated Person (as defined in the Bylaws), which information must be supplemented as of the record date; (iv) a description of any agreement, arrangement or understandings between the shareholder or any other person or persons, pursuant to which the business is to be proposed, which information must be supplemented as of the record date; (v) information regarding the shareholder’s, Shareholder Associated Person’s or certain affiliated partnership’s ownership of derivative instruments (such as options, warrants, convertible security, etc.) or any other opportunity of the shareholder or Shareholder Associated Person to profit from a change in the value of shares of the Company and the existence of any hedging transactions, which information must be supplemented as of the record date; and (vi) any other information regarding the proposal that would be required under the SEC’s proxy rules and regulations.

COST OF SOLICITATION

The cost of soliciting proxies will be borne directly by the Company. Solicitation may be made by mail, personal interview or telephone or other electronic means by certain officers and other employees of the Company who will receive no additional compensation therefor. The Company will reimburse banks, brokers and other nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners for whom they hold shares.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or faxing as follows: Investor Relations, Urban Outfitters, Inc., 5000 South Broad Street, Philadelphia, PA 19112, telephone number, (215) 454-5500 and facsimile number (215) 454-4660. If you want to receive separate copies of the annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company’s Annual Report on Form 10-K for Fiscal 2011, as filed with the SEC (except for exhibits). Requests for additional copies of such Form 10-K should be directed to the Company at the address set forth on the cover of this Proxy Statement, Attention: Investor Relations.

The Reports of the Compensation Committee of the Board of Directors on Executive Compensation and of the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates those portions of this Proxy Statement by reference therein.

It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, we respectfully request that you vote promptly. You may vote your shares over the Internet or, if you received a paper copy of the proxy card, by signing and dating it and returning it to us in the stamped and addressed envelope that is enclosed with the proxy card as promptly as possible.

By Order of the Board of Directors,

Richard A. Hayne

Chairman of the Board

April 1, 2011

ANNUAL MEETING OF SHAREHOLDERS OF

URBAN OUTFITTERS, INC.

May 17, 2011

NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://proxy.urbn.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

20303004000300000000 8	051711

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR CLASS II DIRECTOR.		THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.
1. Election of Directors:				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: Edward N. Antoian Class II until 2014 Joel S. Lawson III Class II until 2014 Glen T. Senk Class II until 2014	2.	Approval of the Advisory Vote on Executive Compensation.	☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE 3 YEAR ALTERNATIVE.
			3 years	2 years	1 year	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by the Internet.		3.	Approval of the Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. ☐	☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REQUIRING A NEW POLICY AND REPORT ON BOARD OF DIRECTORS DIVERSITY.
				FOR	AGAINST	ABSTAIN
		4.	Shareholder proposal requiring a new policy and report on Board of Directors diversity.	☐	☐	☐
		5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR THE 3 YEAR ALTERNATIVE ON PROPOSAL 3 AND AGAINST PROPOSAL 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	You are urged to sign and return this proxy so that you may be sure that your shares will be voted.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

URBAN OUTFITTERS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Richard A. Hayne and Glen T. Senk, or either of them, with full power of substitution, as the undersigned’s proxies to vote at the Annual Meeting of Shareholders of Urban Outfitters, Inc. (the “Company”) called for May 17, 2011, at 10:30 a.m. Eastern Standard Time at the corporate offices of Urban Outfitters, Inc., 5000 South Broad Street, Building 543, Philadelphia, Pennsylvania 19112 and at any adjournment thereof. With respect to the election of Directors (Proposal 1), where no vote is specified or where a vote for all nominees is marked, the cumulative votes represented by a proxy will be cast, unless contrary instructions are given, at the discretion of the proxy named herein in order to elect as many nominees as believed possible under the then prevailing circumstances.

(Continued and to be signed on the reverse side)

14475